Exhibit 99.1

Barnes & Noble Provides Business Update and Guidance for Fiscal 2010 Second Quarter and Full Year

NEW YORK--(BUSINESS WIRE)--October 8, 2009--Barnes & Noble, Inc. (“BKS”) (NYSE: BKS), the world’s largest bookseller, today provided a business update and announced guidance for its new 2010 second quarter and fiscal year following its previously announced acquisition of Barnes & Noble College Booksellers, Inc. (“College”), which was completed on September 30, 2009.

BKS announced on September 30 that it has changed its fiscal year-end to the Saturday closest to April 30, giving BKS the same fiscal year used by College. The Company’s 2010 fiscal year now encompasses the period from May 3, 2009 to May 1, 2010. BKS is currently in its second quarter of fiscal 2010, which comprises the period from August 2, 2009 to October 31, 2009.

Barnes & Noble Business Update and Sales Outlook

Barnes & Noble store sales for the nine weeks ended October 3, 2009 decreased 3% as compared to the prior year period to $665 million. Barnes & Noble comparable store sales decreased 4.1% for the nine week period. Barnes & Noble.com sales were $91 million, an 8% increase compared to the prior year period.

For the full fiscal 2010 second quarter ending October 31, 2009, the company continues to expect comparable store sales at Barnes & Noble retail stores to decline 1% to 3%. For the new fiscal year 2010, the company expects Barnes & Noble comparable store sales to decrease 2% to 4%.

College Business Update and Outlook

Total sales for the nine weeks ended October 3, 2009 were $770 million, an increase of 2% as compared to the prior year period. These results include College’s fall back-to-school rush season. Comparable store sales decreased 0.7% for the nine week period.

College comparable store sales from the close of the transaction (September 30, 2009) to the end of the second quarter are expected to decrease 1% to 3%. College comparable store sales from the close of the transaction to the end of the fiscal year 2010 are expected to be in the range of 1% to negative 1%. Due to the acquisition of new contracts, total sales are expected to increase 1% to 3%.

Results for College will be consolidated beginning on September 30, 2009.

Total Company Fiscal 2010 Full-Year and Second Quarter Earnings Guidance

BKS expects its full-year fiscal 2010 GAAP earnings per share to be in the range of $0.59 to $0.89, including transaction costs and expected purchase accounting adjustments. Given the timing of the transaction close, expected GAAP EPS does not include the benefit of a full year of College results. College results are highly seasonal, with the majority of its profits coming from the fall rush season, which occurred prior to the close of the transaction. As a result, BKS’ expected fiscal 2010 results will not reflect the full benefit of College’s annual earnings, but will include higher interest expense, one-time transaction costs, and purchase accounting adjustments related to the acquisition. BKS has benefitted, however, from the cash generated by College during the fall rush season.

If BKS had completed the acquisition at the start of its current 2010 fiscal year and incorporated College’s results for the full year, the company believes pro forma fiscal 2010 earnings per share would have been in the range of $1.52 to $1.82. The following table reconciles expected GAAP earnings per share guidance to pro forma guidance as if the College transaction had closed at the beginning of the 2010 fiscal year:

GAAP Earnings per share	$0.59 - $0.89
Pro forma EPS benefit of College (pre-close)	$0.49
Elimination of one-time transaction expenses	$0.11
Adjusted pro forma annual EPS	$1.19 - $1.49
Estimated purchase accounting adjustments (non-cash)	$0.33
Pro forma annual EPS, excluding purchase accounting	$1.52 - $1.82

Based on the pro forma annual guidance above, the combined company is expected to generate earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $415 to $444 million. The following table reconciles net income to pro forma EBITDA as if the College transaction had closed at the beginning of the 2010 fiscal year:

($ in millions)
GAAP Net Income	$35 - $52
Pro forma benefit of College, net of tax (pre-close)	$29
Elimination of one-time transaction expenses	$10
Depreciation and amortization	$245
Interest	$54
Taxes	$42 - $53
Pro forma EBITDA	$415 - $444

BKS expects its second quarter 2010 loss per share to be in the range of $0.45 to $0.55, which includes, among other things, one-time transaction expenses, as well as higher interest expense and the impact of purchase accounting.

Conference Call and Webcast Details

Barnes & Noble is hosting a conference call for the investment community to discuss this announcement at 8:00 A.M. ET on Thursday, October 8, 2009, which will be accessible at www.barnesandnobleinc.com/webcasts. The call will be archived at www.earnings.com for one year.

Barnes & Noble, Inc. will report second quarter fiscal 2010 results on or about November 24, 2009.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 774 bookstores in 50 states. Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 624 college bookstores serving nearly 4 million students and over 250,000 faculty members at colleges and universities across the United States. Barnes & Noble is the nation’s top bookseller brand for the sixth year in a row, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent; the top bookseller in quality for the second year in a row and the number two retailer in trust, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites, which also features hundreds of thousands of titles in its eBookstore (www.bn.com/ebooks). Customers can buy and read eBooks on a wide range of platforms, including the iPhone and iPod touch, BlackBerry® smartphones, as well as most Windows® and Mac® laptops or full-sized desktop computers.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

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SAFE HARBOR

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product shortages, and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

CONTACT:
Media:
Mary Ellen Keating
Senior Vice President
Corporate Communications
Barnes & Noble, Inc.
(212) 633-3323
mkeating@bn.com
or
Investor:
Joseph J. Lombardi
Chief Financial Officer
Barnes & Noble, Inc.
(212) 633-3215
jlombardi@bn.com
or
Andy Milevoj
Director of Investor Relations
Barnes & Noble, Inc.
(212) 633-3489
amilevoj@bn.com